Exhibit (h)(3)(i)

GMO SERIES TRUST

AMENDED AND RESTATED

SCHEDULE A

TO CONFORMING ADMINISTRATION AGREEMENT

DATED AS OF

LIST OF GMO SERIES TRUST FUNDS

GMO Benchmark-Free Allocation Series Fund1

GMO Core Plus Bond Series Fund1

GMO Emerging Countries Series Fund1

GMO Emerging Country Debt Series Fund1

GMO Foreign Series Fund1

GMO Global Asset Allocation Series Fund1

GMO Global Equity Allocation Series Fund1

GMO International Developed Equity Allocation Series Fund2

GMO International Equity Allocation Series Fund1

GMO Quality Series Fund1

GMO SGM Major Markets Series Fund3

GMO U.S. Equity Allocation Series Fund4

IN WITNESS WHEREOF, the parties hereto agree that by signing below the provisions of the Conforming Agreement apply to each of series of the Series Trust listed herein.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC*

By:
Name:
Title:

Reviewed by:

*	This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (GMO) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding upon only GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of the Commonwealth of Massachusetts.

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

[1]	Effective November 22, 2011.
[2]	Effective August 31, 2013.
[3]	Effective January 3, 2016.
[4]	Effective August 23, 2011.